UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
WILMINGTON TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	51-0328154

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Rodney Square North 1100 North Market Street Wilmington, Delaware	19890

(Address of Principal Executive Offices)	(Zip Code)
2009 Long-Term Incentive Plan
2009 Executive Incentive Plan

(Full title of the plan)
Gerard A. Chamberlain
Vice President and Assistant Secretary
Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890

(Name and address of agent for service)
(302) 651-1268

(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed maximum
			offering	Proposed	Amount of
Title of securities	Amount		price	maximum aggregate	registration
to be registered	to be registered		per share (3)	offering price (3)	fee (3)
Options (1)
Common Stock, par value $1.00 per share	3,300,000	(2)	$10.03	$33,099,000	$1,846.92

(1)	Since Wilmington Trust Corporation (“WTC”) will distribute the options to be registered hereunder for no value, no separate registration fee is required.

(2)	This registration statement relates to the issuance of up to 3,300,000 shares of WTC’s common stock pursuant to our 2009 Long-Term Incentive Plan and 2009 Executive Incentive Plan (the “Plans”).

In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan as well as securities issued in connection with stock dividends the Corporation may pay on these and other securities from time to time.

(3)	Pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price per unit of common stock is based upon $10.03, the average of the high and low sale prices of our common stock on the New York Stock Exchange on April 21, 2009.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.
The following documents have been filed by Wilmington Trust (File No. 001-14659) with the Securities and Exchange Commission (the “SEC”) and are incorporated by reference into this prospectus (excluding any portions of those documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act):
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (which we filed with the SEC on March 2, 2009);

•	The sections of our Annual Report to Shareholders for 2008, which we filed as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Audited Consolidated Financial Statements,” “Notes to Consolidated Financial Statements,” “Reports of Independent Registered Public Accounting Firm,” and “Stockholder Information,” to the extent required to be disclosed on Form 10-K and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	The information required by Part III of Form 10-K contained in our Definitive Proxy Statement on Schedule 14A (which we filed with the SEC on March 16, 2009) on pages 1, 3-7, and 9-32 thereof;

•	Forms 8-K we filed with the SEC on January 7, 2009, January 26, 2009, and January 30, 2009; and

•	The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A/A (which we filed with the SEC on December 22, 2004).
All documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference into this prospectus from the date of the filing of those documents, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information filed with the SEC previously.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Gerard A. Chamberlain, Esquire, Philadelphia, Pennsylvania, has passed upon the validity of our common stock offered hereby. Mr. Chamberlain is an officer and employee of Wilmington Trust Company, all of whose stock is owned by WTC, and an officer of WTC and other of its subsidiaries. Mr. Chamberlain owns the Corporation’s stock or options for WTC’s stock with an aggregate market value in excess of $50,000.
Item 6. Indemnification of Directors and Officers.
Our Restated Certificate of Incorporation provides that a director will not be liable to WTC or its stockholders for monetary damages for breach of fiduciary duty as a director, unless that limitation on liability is not permitted under Delaware’s General Corporation Law. Our Bylaws provide that we will indemnify a person threatened to be made a party or otherwise involved in any proceeding because he or she is or was our director or is or was serving at our written request as a director, officer, employee, or agent of another entity that is not us or one of our subsidiaries, and may indemnify any officer of us or any of our subsidiaries, against liability that person suffers and expenses that person incurs. We must indemnify a person in connection with a proceeding that person initiates only if our Board of Directors authorized that proceeding.
Section 145 of Delaware’s General Corporation Law provides that a corporation may indemnify its officers, directors, employees, and agents (or persons who served, at the corporation’s request, as officers, directors, employees, or agents of another corporation) against expenses they incur in defending any action as a result of being a director, officer, employee, or agent if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the corporation’s best interests. In the case of any criminal action or proceeding, the individual must have had no reason to believe his or her conduct was unlawful.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit
Number	Exhibit

5	Opinion of counsel as to legality of registrant’s common stock

23.1	Consent of Gerard A. Chamberlain, Esquire (included in Exhibit 5)

23.2	Consent of KPMG LLP

24	Power of Attorney of Directors and Officers of the Registrant (included on the signature pages of this registration statement)

Item 9. Undertakings.
          WTC hereby undertakes:
          (a) (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to this registration statement:
                                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
                                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
                                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     Provided, however, That:
     (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and
     (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant.
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on April 22, 2009.

WILMINGTON TRUST CORPORATION
By:	/s/ Ted T. Cecala
Ted T. Cecala,
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. DiGregorio and/or Gerard A. Chamberlain his or her true and lawful attorney(s)-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that those attorney(s)–in-fact and agent(s), or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Ted T. Cecala
Ted T. Cecala
Director, Chairman of the Board, and Chief Executive Officer

(Date) April 22, 2009

/s/ Robert V.A. Harra Jr.
Robert V.A. Harra Jr.
Director, President, and Chief Operating Officer

(Date) April 22, 2009

/s/ David R. Gibson
David R. Gibson
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

(Date) April 22, 2009

/s/ Kevyn N. Rakowski
Kevyn N. Rakowski
Senior Vice President and Controller
(Principal Accounting Officer)

(Date) April 22, 2009

/s/ Carolyn S. Burger
Carolyn S. Burger
Director

(Date) April 22, 2009

/s/ Thomas L. duPont
Thomas L. duPont
Director and member of Wilmington Trust’s Compensation Committee

(Date) April 22, 2009

/s/ R. Keith Elliott
R. Keith Elliott
Director and member of Wilmington Trust’s Compensation Committee

(Date) April 22, 2009

/s/ Donald E. Foley
Donald E. Foley
Director and member of Wilmington Trust’s Compensation Committee

(Date) April 22, 2009

/s/ Gailen Krug
Gailen Krug
Director

(Date) April 22, 2009

/s/ Rex L. Mears
Rex L. Mears
Director

(Date) April 22, 2009

/s/ Stacey J. Mobley
Stacey J. Mobley
Director and member of Wilmington Trust’s Compensation Committee

(Date) April 22, 2009

/s/ David P. Roselle
David P. Roselle
Director

(Date) April 22, 2009

/s/ Michele M. Rollins
Michele M. Rollins
Director

(Date) April 22, 2009

/s/ Oliver R. Sockwell
Oliver R. Sockwell
Director

(Date) April 22, 2009

/s/ Robert W. Tunnell Jr.
Robert W. Tunnell Jr.
Director

(Date) April 22, 2009

/s/ Susan D. Whiting
Susan D. Whiting
Director and member of Wilmington
Trust’s Compensation Committee

(Date) April 22, 2009

EXHIBIT INDEX

Exhibit
Number	Exhibit

5	Opinion of counsel as to legality of registrant’s common stock

23.1	Consent of Gerard A. Chamberlain, Esquire (included in Exhibit 5)

23.2	Consent of KPMG LLP

24	Power of Attorney of Directors and Officers of the Registrant (included on the signature pages of this registration statement)